Exhibit (k)(30)

AMENDMENT NO. 1 AND REAFFIRMATION

AMENDMENT NO. 1 AND REAFFIRMATION, dated as of September 24, 2014, (this “Agreement”), by and between KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland corporation (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION as agent (the “Lender”). The parties hereto are parties to the Credit Agreement, dated as of February 18, 2014 (the “Credit Agreement” and capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement) and hereby agree as follows:

ARTICLE I: AMENDMENTS

From and after the Effective Date (as defined below), the Credit Agreement is amended in its entirety to read in the form of such Credit Agreement attached hereto as Exhibit A to this Amendment.

ARTICLE II: REAFFIRMATION

Borrower hereby ratifies, confirms and reaffirms in all respects all of its obligations to the Lender as evidenced by the Loan Documents and all of its obligations to the Lender arising under any other instrument or agreement creating, evidencing, or securing any of its obligations to the Lender.

ARTICLE III: CONDITIONS

This Agreement and the consent of the Borrower and the Lender thereto shall not become effective until the date (the “Effective Date”) that this Agreement is executed by the Borrower and delivered to the Lender.

ARTICLE IV: MISCELLANEOUS

Section 4.1. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Section 4.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.3. Loan Document. This Agreement is a Loan Document.

Section 4.4. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 4.5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 and Reaffirmation to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By	/s/ TERRY HART
Name: Terry Hart
Title: Chief Financial Officer

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ ALAN KROUK
Name: ALAN KROUK
Title: MANAGING DIRECTOR

EXHIBIT A

CREDIT AGREEMENT

Conformed through Amendment No. 1,

dated September 24, 2014

KAYNE ANDERSON MLP INVESTMENT COMPANY

CREDIT AGREEMENT

Dated as of February 18, 2014

SUMITOMO MITSUI BANKING CORPORATION

(i)

3.13	Certain Restrictions	21

3.14	Subsidiaries	21

3.15	Registration of the Borrower	21

3.16	Offering in Compliance with Securities Laws	21

3.17	Investment Policies	21

3.18	Permission to Borrow	21

3.19	Accuracy of Information; Electronic Information	21

3.20	Affiliated Persons	22

3.21	Licenses, Permits, Etc	22

3.22	Existing Indebtedness	22

3.23	Foreign Assets Control Regulations, Etc	22

3.24	Ranking of Obligations	22

SECTION 4 CONDITIONS PRECEDENT		23

4.1	Conditions to Initial Loans	23

4.2	Conditions to Each Loan	23

SECTION 5 AFFIRMATIVE COVENANTS		24

5.1	Financial and Business Information	24

5.2	Officer’s Certificate	27

5.3	Visitation	27

5.4	Compliance with Law	27

5.5	Insurance	28

5.6	Maintenance of Properties	28

5.7	Payment of Taxes	28

5.8	Corporate Existence, Etc.	28

5.9	Books and Records	28

5.10	Asset Coverage	28

5.11	Current Rating on the Borrower	28

5.12	Ranking of Obligations	28

5.13	Maintenance of Status	29

5.14	Use of Proceeds	29

SECTION 6 NEGATIVE COVENANTS		29

6.1	Transactions with Affiliates	29

6.2	Merger, Consolidation, Etc.	29

6.3	Terrorism Sanctions Regulations	29

(ii)

6.4	Limitation on Distributions	29

6.5	No Subsidiaries	30

6.6	Secured Debt	30

6.7	Limitation on Changes to Investment Policies	30

6.8	Investment Concentration	30

6.9	Limitation on Liens	30

SECTION 7 EVENTS OF DEFAULT		31

SECTION 8 MISCELLANEOUS		33

8.1	Amendments and Waivers	33

8.2	Notices	33

8.3	No Waiver; Cumulative Remedies	33

8.4	Survival of Representations and Warranties	33

8.5	Payment of Expenses and Taxes; Indemnification	34

8.6	Successors and Assigns	34

8.7	Set-off	35

8.8	Counterparts	35

8.9	Severability	35

8.10	Integration	35

8.11	GOVERNING LAW	35

8.12	Submission To Jurisdiction; Waivers	35

8.13	Acknowledgments	36

8.14	WAIVERS OF JURY TRIAL	36

8.15	Waiver of Conflicts; Confidentiality	36

8.16	Non-Recourse	37

8.17	PATRIOT Act	37

Exhibit A – Form of Note

(iii)

THIS CREDIT AGREEMENT is entered into as of February 18, 2014 (as amended, restated, supplemented or otherwise modified, this “Agreement”), between KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland corporation (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION (the “Lender”). The parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Borrower.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, the highest of (i) the Lender’s prime rate as announced by the Lender in New York City, (ii) the sum of (x) the Federal Funds Rate plus (y) 50 bps and (iii) the sum of (x) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on such day as the rate for dollar deposits in the London interbank market with a one month maturity plus (y) 100 bps. In the event that such rate does not appear on such page (or on any such successor or substitute page), the rate for this clause (iii) shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Lender or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a one month maturity are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day. The Alternate Base Rate is not intended to be the lowest rate charged by the Lender to its borrowers.

“Applicable Margin” means, at any time, with respect to any (i) Eurodollar Loans, (a) 1.30% per annum at any time when the rating of any class of senior unsecured promissory notes of the Borrower by any NRSRO shall be A- (or its equivalent) or better and (b) 2.3% per annum at any other time and (ii) Alternate Base Rate Loans, 0.30% per annum.

“Asset Coverage Ratio” means, with respect to the Borrower, the ratio which (i) the value of the Total Assets of the Borrower less all liabilities and indebtedness of the Borrower not represented by Senior Securities, bears to (ii) the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower. For the purposes of calculating the Asset Coverage Ratio, the amount of any liability or indebtedness deducted from Total Assets of the Borrower shall be equal to the greater of (x) the outstanding amount of such liability or indebtedness, or (y) the fair market value of all assets securing such liability or indebtedness of the Borrower, provided that with respect to the covered call programs undertaken by the Borrower, in which calls are written on securities owned by the Borrower, the amount of any liability or indebtedness deducted from Total Assets of the Borrower shall be equal to the greater of (x) the outstanding liability represented by such covered calls, or (y) the sum of the fair market value of such owned securities up to the value of such outstanding liability plus the fair market value of all other assets securing such covered calls.

“Available Commitment” means an amount equal to the excess, if any, of (a) the amount of the Commitment less (b) the aggregate outstanding principal amount of all Loans to the Borrower made by the Lender.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Lender to make Loans hereunder.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” means the date of this Agreement.

“Closing Date Net Assets” means Net Assets as most recently calculated prior to the Closing Date (but in any event within 10 days of the Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Commitment” means the obligation of the Lender to make Loans to the Borrower hereunder in an aggregate principal amount of $150,000,000, as such amount may be reduced pursuant to Section 2.4.

“Commitment Fee” as defined in Section 2.3.

“Commitment Period” means the period from and including the date hereof to, but not including, the Termination Date.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Controlled Portfolio Entities” means Subsidiaries of the Borrower, of which the Borrower owns not less than 80% of the beneficial or equitable interests, organized for the sole purpose of holding portfolio investments consistent with the Borrower’s Investment Policies.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default” means any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System or bank subject to such Governmental Authority.

“Eurodollar Base Rate” means for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the rate appearing on the British Bankers’ Association page titled “LIBOR BBA US$ FIXING” (or any successor thereto) as the rate quoted by Sumitomo Mitsui Banking Corporation as applicable to Dollar deposits in the London interbank market at approximately 11:00 A.M., London time, two Working Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.

“Eurodollar Lending Office” means initially, the office of the Lender designated as such on the signature pages hereto; and thereafter such other office of the Lender, if any, that shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Federal Funds Rate” means, for any day, the “offered rate”, as determined by the Lender, for overnight federal funds, which rate is determined from day to day and will be reasonably representative of the market conditions at the times set.

“Fee Letter” that certain letter agreement dated as of the date hereof between the Lender and the Borrower.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” means Fitch Ratings and its successors at law.

“Fixed Rate Loans” means Loans (other than Eurodollar Loans) bearing interest at a fixed rate of interest agreed to by the Borrower and the Lender at the time of the making of such Loan or conversion of such Loan to bear interest at a fixed rate.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

“Indebtedness” of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to-market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations of such Person arising out of any letters of credit, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guaranties and sureties of obligations stated in clauses (a) through (f) above.

“Interest Payment Date” means (a) with respect to each ABR Loan, the last day of each calendar month in which such loan is outstanding; (b) with respect to each Eurodollar Loan, the Maturity Date for such Loan; provided that if such Loan has an Interest Period in excess of 90 days then such Loan shall have an Interest Payment Date both as of the 90th day and on the last day of the Interest Period for such Loan (c) with respect to each Fixed Rate Loan, the 19th of each March, June, September and December occurring while such Fixed Rate Loan is outstanding; and (d) with respect to each Loan, in connection with any payment and prepayment, with respect to interest on the amount of principal paid and prepaid, the date of such payment and prepayment.

“Interest Period” means (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to Eurodollar Loans and ending 30, 60 or 90 days, and if available 180 days thereafter, as selected by the Borrower in its notice of borrowing as provided in Section 2.2 or its notice of conversion as provided in Section 2.13, as the case may be; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to Eurodollar Loans and ending (x) 30, 60 or 90 days, and if available 180 days thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans or (y) if no such notice is given, a period of time thereafter equal to the Interest Period then ending, provided that 180 day Interest Periods are subject to the ability of the Lender to provide the same; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day; (ii) any such Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and (iii) any such Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

“Interest Rate Agreement” any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap of other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

“Investment Grade” shall mean a rating of at least “BBB-” or higher by Fitch or its equivalent by any other NRSRO.

“Investment Manager” means KA Fund Advisors, LLC, a Delaware limited liability company, the investment manager for the Borrower.

“Investment Policies” means, as to the Borrower, the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in the Borrower’s registration statement or Prospectus.

“Lender” has the meaning set forth in the preambles hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Notes and the Fee Letter.

“Loans” means all loans made pursuant to this Agreement; individually, a “Loan”.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or ability to timely perform any of its material obligations under the Loan Documents of the Borrower or (b) the legality, validity, or enforceability of any Loan Document or the rights or remedies of the Lender hereunder or thereunder.

“Maturity Date” means (i) as to each ABR Loan, the date which is the earliest of (a) 30 days after the Borrowing Date for such Loan, (b) the Termination Date and (c) the date on which such Loan is paid in full; (ii) as to each Eurodollar Loan, the date which is the earlier of (a) the Termination Date, and (b) the date on which such Loan is paid in full; and (c) as to each Fixed Rate Loan, the Termination Date.

“Minimum Net Assets” means the sum of (a) 50% of Closing Date Net Assets, plus (b) 25% of net proceeds from each common stock equity issuance of the Borrower subsequent to the date of calculation of Closing Date Net Assets.

“Minimum Permitted Ratio” means 300%.

“Net Assets” means Net Assets applicable to common stockholders of the Borrower, as calculated by the Borrower consistent with past practices in accordance with GAAP, and consistently stated on the balance sheets of the Borrower.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Borrower thereunder, as the same may be amended from time to time.

“1933 Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Non-Excluded Taxes” as defined in Section 2.11.

“Non-Recourse Person” as defined in Section 8.16.

“Note” as defined in Section 2.5(d).

“NRSRO” means a nationally recognized statistical ratings organization.

“Patriot Act” means United State Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan covered by ERISA which the Borrower maintains.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prospectus” means, as to the Borrower at a particular time, shall mean the currently effective prospectus and statement of additional information of the Borrower.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Requirement of Law” means, as to any Person, the certificate of incorporation, by-laws, partnership agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer or any duly appointed officer of the Borrower whose title appears on a list of “Responsible Officers” provided from time to time by the Borrower to the Lender, and accepted by the Lender in its reasonable discretion.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Senior Security” means any security classified as a Senior Security under the 1940 Act, including, without limitation, any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including, without, limitation all Loans under this Agreement), and any share of beneficial interest of the Borrower of a class having priority over any other class of shares of the Borrower as to distribution of assets or payment of dividends, including without limitation preferred stock; provided however, that Senior Security shall not include marked-to-market obligations under Swap Obligations or Interest Rate Agreements to the extent not constituting a Senior Security consistent with the regulatory guidance provided by the staff of the SEC.

“Senior Securities Representing Indebtedness” means any Senior Security other than stock, preferred stock or other equity security.

“Subsidiary” means as to any Person, a corporation, partnership or other entity (including without limitation Controlled Portfolio Entities) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, except if such shares of stock or other ownership interests are held, or where such management is controlled by such Person acting, solely in a fiduciary capacity entered into in the ordinary course of business.

“Swap Obligation” as to any person, any net obligation of such person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity derivative transactions such as swap, floor, collar, or cap transactions, (iii) any option to enter into any of the foregoing or (iv) any combination of the foregoing.

“Termination Date” means February 18, 2019, or such earlier date as all Commitments terminate as provided herein.

“Total Assets” means at any time, all assets of the Borrower which in accordance with GAAP would be classified as assets on a balance sheet of the Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) debt or preferred securities owned by the Borrower which are in default, and (c) deferred organizational and offering expenses in the aggregate amount in excess of $16,000,000.

“Tranche” means the collective reference to Eurodollar Loans, the Interest Periods of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Type” means as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Fixed Rate Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the immediately preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Borrower; provided, further, however, that such first Valuation Date shall be not more than one week from the Closing Date.

“Working Day” means any Business Day on which dealings in Dollars and exchange between banks may be carried on in the London interbank eurodollar market.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Requirement of Law and any reference to any Requirement of Law or regulation shall, unless otherwise specified, refer to such Requirement of Law or regulation as from time to time amended, supplemented or otherwise modified, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms and Determinations. Except as otherwise expressly provided or defined herein, all accounting terms shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 2 AMOUNT AND TERMS OF COMMITMENT

2.1 Commitments.

(a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans to the Borrower from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed the amount of the Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that at no time may the aggregate principal amount outstanding of the Loans exceed the Commitment.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans, (iii) Fixed Rate Loans or (iv) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with Sections 2.2 and 2.7.

2.2 Procedure for Borrowing. Subject to Section 4, the Borrower may borrow under the Commitments during the Commitment Period on any Working Day, with respect to Eurodollar Loans, or any Business Day, with respect to ABR Loans and Fixed Rate Loans, provided that the Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 11:00 A.M., New York City time, three Working Days prior to the requested Borrowing Date for a Eurodollar Loan, prior to 11:00 A.M., New York City time, five Business Days prior to the requested Borrowing Date for a Fixed Rate Loan and prior to 11:00 a.m. on the requested Borrowing Date for an ABR Loan), specifying (i) the aggregate amount to be borrowed and the aggregate amount outstanding after giving effect to such borrowing, (ii) the Type of each Loan requested, (iii) the requested Borrowing Date, (iv) with respect to any Fixed Rate Loan, the interest rate and any additional terms agreed to between the Borrower and the Lender with respect thereto and (v) with respect to any Eurodollar Loan, the lengths of the initial Interest Periods therefor. The aggregate amount of each borrowing by the Borrower under the Commitments on any Borrowing Date shall be in an amount equal to (i) as to each Fixed Rate Loan, such amounts agreed to between the Borrower and the Lender; (ii) as to each ABR Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount); and (iii) as to each Eurodollar Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount). The Lender will make the borrowing available to the Borrower on such Borrowing Date by the Lender transferring by wire to the custodian of and for the account of the Borrower the amount of such borrowing.

2.3 Fees. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Termination Date, which Commitment Fee shall be a quarterly fee, computed at the rate of 0.25% per annum on the average daily amount of the Available Commitments in the aggregate during each calendar quarter. Such Commitment Fee shall be payable quarterly in arrears on the 19th of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

2.4 Termination and Reduction of Commitments.

(a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Lender, to terminate the Commitment and this Agreement, except with respect to provisions which by their terms are expressly stated to survive such termination. Any termination of the Commitment, and this Agreement (whether occurring pursuant to the preceding sentence or upon the exercise of Lender’s remedies following an Event of Default shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding, and payment of (i) any accrued Commitment Fees payable by the Borrower hereunder and (ii) any other accrued fees, expenses or indemnified liabilities payable by the Borrower hereunder.

(b) Interest accrued on the amount of any prepayment relating to such termination and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination.

(c) The Borrower shall have the right, upon not less than five Business Days’ notice to the Lender, to reduce the Commitment in minimum increments of $5,000,000, provided that the Commitment may not be reduced to lower than $1,000,000. Any such reduction shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding that are in excess of the Commitment as reduced. In addition, on the Termination Date, the Commitment shall be automatically reduced to $0.

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 2.6(b) or Section 7). The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loans to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to the Lender resulting from each Loan from time to time, including the amounts of principal and interest payable and paid from time to time under this Agreement. The Lender shall provide a copy of any such accounts upon request.

(c) The entries made in the accounts of the Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request of the Lender, it will execute and deliver to the Lender a promissory note (a “Note”) evidencing the Loans of the Lender to the Borrower, in the form attached hereto as Exhibit A.

2.6 Optional and Mandatory Prepayments.

(a) The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, except as set forth in Section 2.6(c), upon at least three Working Days’ irrevocable notice (in the case of Eurodollar Loans), three Business Days’ irrevocable notice (in the case of Fixed Rate Loans) and one Business Day’s irrevocable notice (in the case of ABR Loans), in each case to the Lender, specifying the date and amount of prepayment, and whether the prepayment is of Eurodollar Loans, Fixed Rate Loans, ABR Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and may only be made, if after giving effect thereto, Section 2.13(c) shall not have been contravened.

(b) (i) If, at any time, either (A) the Asset Coverage Ratio of the Borrower shall be less than the Minimum Permitted Ratio, or (B) the aggregate amount of all Indebtedness of the Borrower (including, without limitation, the Loans made to the Borrower) then outstanding exceeds the limits provided in the Borrower’s Prospectus, then, in each case within thirty-five (35) calendar days thereafter, the Borrower shall repay Indebtedness (which may or may not include repayment of the Loans made to the Borrower) to the extent necessary to ensure that the Borrower is in compliance with Section 5.10.

(ii) If any Loan is made in contravention of Section 4.2(c), then the Borrower shall immediately prepay the full amount of such Loan.

(iii) If, at any time, the aggregate outstanding principal amount of the Loans exceeds the Commitment, the Borrower shall immediately prepay the Loans in an amount equal to such excess.

(c) In the event that any prepayment of a Loan is required or permitted on a date other than the last day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.14.

2.7 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b) Each Fixed Rate Loan shall bear interest at a rate per annum equal to a fixed rate of interest agreed to by the Borrower and the Lender at the time of the making of or conversion to such Fixed Rate Loan.

(c) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(d) Upon (i) the occurrence and continuance of any Event of Default specified in Section 7(e) or (ii) notice given by the Lender to the Borrower of any other Event of Default (following the occurrence and during the continuance of such Event of Default), all Loans outstanding to the Borrower shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.7(a), (b) or (c), as applicable, plus 2% per annum. If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal to the last day of any Interest Period then applicable thereto, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) otherwise, the rate of interest in effect for such day as publicly announced from time to time by the Lender in New York City as its “prime rate” plus 2%, in each case, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest on Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to the second sentence of paragraph (d) of this Section 2.7 shall be payable from time to time on demand.

2.8 Computation of Interest and Fees.

(a) Commitment Fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed; provided, that interest on ABR Loans or any other amounts payable hereunder that are based on the Lender’s “prime rate” shall be calculated on the basis of a 365/366-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 2.7(a).

2.9 Payments Generally. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made no later than 3:00 P.M., New York City time, on the due date therefor to the Lender, at the Lender’s office specified in Section 8.2, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

2.10 Requirements of Law.

(a) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (in each case after the date hereof, provided, however, that notwithstanding anything herein to the contrary, each of the following shall be deemed to be a “change in any Requirement of Law”, regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III) of or by any Governmental Authority regarding or effecting capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding or effecting capital adequacy (whether or not having the force of law) from any

Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount determined by the Lender to be material, then from time to time, the Borrower shall promptly, and in any event within ten Business Days of receipt of notice thereof from the Lender, pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(b) If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrower to the Lender, and the computations made by the Lender to determine the amounts; provided that the Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof, to a maximum additional period of one year.

2.11 Taxes.

(a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding all present and future income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts if the Lender fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) The Lender shall:

(i) deliver to the Borrower prior to any payments being made under this Agreement or the Notes, two duly completed copies of United States Internal Revenue Service Form W8BEN, Form W-8IMY or Form W-8ECI, or successor applicable forms, appropriate for the Lender;

(ii) deliver to the Borrower two further properly completed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Lender from lawfully completing and delivering any such form with respect to it and the Lender so advises the Borrower and the Lender. The Lender shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Person that shall become a Lender or a participant shall, upon the effectiveness of the related transfer, be required to provide forms and statements to certify that it is either entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or that it is entitled to an exemption form United States backup withholding tax, provided that in the case of a participant, such participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

2.12 Change of Lending Office. If the Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.11, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

2.13 Conversion and Continuation Options; Tranches.

(a) Each Eurodollar Loan or ABR Loan may be converted to a Fixed Rate Loan by giving the Lender notice of such election not later than the fifth Business Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default, provided that such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Fixed Rate Loan or ABR Loan may be converted to a Eurodollar Loan by giving the Lender notice of such election not later than the third Working Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default; provided that such conversion of Fixed Rate Loans may only be made on the last day of an Interest Period with respect thereto. Each Eurodollar Loan may be converted to an ABR Loan by giving the Lender notice of such election not later than the third Working Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default; provided that such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Fixed Rate Loan may be converted to an ABR Loan by giving the Lender notice of such election not later than the fifth Business Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default; provided that such conversion of Fixed Rate Loans may only be made on the last day of an Interest Period with respect thereto. No conversion may be made pursuant to this Section 2.13(a) if, after giving effect thereto, Section 2.13(c) shall be contravened.

(b) All Eurodollar Loans shall be continued as such upon the expiration of the then current Interest Period with respect thereto, provided that no Eurodollar Loan may be continued as such (i) if, after giving effect thereto, Section 2.13(c) would be contravened or (ii) after the date that is one month prior to the Maturity Date.

(c) All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. There shall be no more than ten (10) Tranches outstanding at any one time.

2.14 Indemnity.

(a) The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender (directly or through an affiliate) may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Loan, (ii) default by the Borrower in making a borrowing of, or continuation of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iv) the making by the Borrower of a prepayment (whether such prepayment is voluntary, optional, mandatory or upon acceleration of such Loans) of Loans on a day which is not the last day of an Interest Period with respect thereto, or (v) the prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto, in each case above including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it, from fees payable to terminate the deposits from which such funds were obtained terminating, transferring, entering into an offsetting hedging transaction with respect to or otherwise disposing of any hedging arrangements, including an interest rate swap transaction, that the Lender or such affiliate may have entered into in connection with the Loan’s bearing interest at a fixed rate. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder for one year.

(b) When demanding payment pursuant to this Section, the Lender shall provide to the Borrower a certificate, signed by an officer of the Lender, setting forth in accordance with the standard practice of the Lender the amount required to be paid by Borrower to the Lender. Such certificate shall be conclusive in the absence of manifest error.

2.15 Certain Eurodollar Events. If any future Requirement of Law, or any change in any present or future Requirement of Law, or any change in the interpretation or administration of any present or future applicable law by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its Eurodollar Lending Office) with any new request or new directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for the Lender (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the commitment of the Lender to make Eurodollar Loans or convert ABR Loans and Fixed Rate Loans to Eurodollar Loans shall forthwith be suspended, and (b) the Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the last day of the Interest Period applicable to such Eurodollar Loans or within such earlier period as may be required by law. Before giving any notice pursuant to this Section, the Lender shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. If the Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon and any amount payable by the Borrower pursuant to Section 2.14. Concurrently with prepaying each such Eurodollar Loan, the Borrower shall borrow an ABR Loan or Fixed Rate Loan in an equal principal amount from the Lender, and the Lender shall make such a Loan.

SECTION 3 REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

3.1 Financial Condition. The statement of assets and liabilities as of the Borrower’s most recently ended fiscal year for which annual reports have been prepared and the related statements of operations and of changes in net assets for the fiscal year ended on such date, copies of which financial statements, certified by the independent public accountants for the Borrower, have heretofore been delivered to the Lender, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period, in conformity with GAAP (as consistently applied).

3.2 No Change. Since the date of the statement of assets and liabilities for the most recently ended fiscal year for which annual reports have been prepared for the Borrower, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. The Borrower and each of its Subsidiaries is (a) an organization duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including, without limitation, the 1940 Act and the 1933 Act) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of the Borrower have been validly authorized.

3.4 Power; Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party including, without limitation, receiving the approval of the majority of the independent members of the Board of Trustees or board of directors of the Borrower as to entering into the transactions contemplated hereby. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party other than those that have been obtained. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (including, without limitation, the 1940 Act) or Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues, including, without limitation, against any of its Subsidiaries, (i) with respect to the authorization, legality, validity, or enforceability of any Loan Document or the rights or remedies of the Lender hereunder or thereunder, or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligations in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Leases; Liens. Each of the Borrower and its Subsidiaries has good title to all its property except for defects which could not reasonable be expected to result in a Material Adverse Effect, and its property is not subject to any Lien except as permitted by Section 6.9. All material leases of the Borrower and each of its Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

3.9 No Burdensome Restrictions. No Requirement of Law applicable to, or Contractual Obligation of, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); as of the date hereof, the Borrower has not been subject to a Federal income tax audit other than with respect to the tax year ended in 2004, (which audit has been closed); as of the date hereof, no tax Lien or Liens have been filed which at any one time aggregate in excess of One Hundred Thousand ($100,000) Dollars, and, to the knowledge of the Borrower, as of the date hereof, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Margin Stock; Federal Regulations. If requested by the Lender from time to time, the Borrower will furnish to the Lender a statement and current list of the assets of the Borrower in conformity with the requirements of Form FR U-1 referred to in said Regulation U. Other than the furnishing of such statement and such list, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery of this Agreement and the making of the Loans hereunder, and such execution and delivery of this Agreement and making of the Loans is in compliance therewith.

3.12 ERISA. Neither the Borrower nor any ERISA Affiliate is currently or has at any time maintained or established or Plan. Neither the Borrower nor any ERISA Affiliate is currently or has at any time been a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to a Plan.

3.13 Certain Restrictions. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System and the 1940 Act) which limits its ability to incur Indebtedness. The Borrower is not party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other agreement (including, without limitation, its charter or other organizational document) (other than any agreement evidencing Indebtedness not prohibited hereunder), which limits its ability to incur Indebtedness.

3.14 Subsidiaries. The Borrower has no direct Subsidiaries (other than Controlled Portfolio Entities), and no equity investment or interest in any other Person, other than investments made or interests purchased in the ordinary course of business.

3.15 Registration of the Borrower. The Borrower is registered as a non-diversified, closed-end, management investment company under the 1940 Act. The Investment Manager is registered as an investment adviser under the Advisers Act, and is the Borrower’s investment manager.

3.16 Offering in Compliance with Securities Laws. The Borrower has issued all of its securities pursuant to an effective registration statement on Form N-2 or otherwise in accordance with all Federal and State securities laws applicable thereto in all material respects.

3.17 Investment Policies. The Borrower is in compliance in all material respects with all of its fundamental Investment Policies.

3.18 Permission to Borrow. The Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Prospectus and registration statement.

3.19 Accuracy of Information; Electronic Information. (a) All factual information furnished on or prior to the date hereof by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Lender) is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Lender) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and to the extent such information was furnished to the Lender on or prior to the date hereof, as of the date of execution and delivery of this Agreement by the Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) The Borrower agrees that neither the Lender shall be liable to the Borrower for any damages arising from its use of information or other materials obtained through electronic transmission systems which is incorrect or incomplete because of an electronic transmission error.

3.20 Affiliated Persons. To the best knowledge of the Borrower, the Borrower, together with its respective Affiliates, is not an “Affiliated Person” (as defined in the 1940 Act) of the Administrative Agent or any Lender.

3.21 Licenses, Permits, Etc. Each of the Borrower and its Subsidiaries owns or possess all material licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights or others, except for those conflicts that, individually or in the aggregate, could not reasonable have a Material Adverse Effect.

3.22 Existing Indebtedness. Neither the Borrower nor any of its Subsidiaries is in default, which has not been waived or cured, in the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.23 Foreign Assets Control Regulations, Etc. (a) None of the execution, delivery or performance of any Loan Document, the issuance of any Notes, or the use of proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Borrower nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) engages in any dealings or transactions with any such Person. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(c) No part of the proceeds from any of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.

3.24 Ranking of Obligations. The Borrower’s payment obligations under this Agreement will, upon the borrowing of the Loans, rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

SECTION 4 CONDITIONS PRECEDENT

4.1 Conditions to Initial Loans. The agreement of the Lender to make Loans hereunder and the effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent, which conditions precedent apply to and shall be satisfied by the Borrower:

(a) Executed Agreement; Fees. The Lender shall have received this Agreement fully executed and delivered by all other parties thereto, including, without limitation, by a duly authorized officer of the Borrower. The Lender shall have received a fully executed Fee Letter and the payment of all fees described therein.

(b) Related Agreements. The Lender shall have received, true, correct and complete copies, certified as to authenticity by the Borrower, of (i) the Borrower’s most recent Prospectus, Investment Advisory Agreement, Custody Agreement, Administration Agreement and Transfer Agency Agreement, and (ii) such other documents or instruments as may be reasonably requested by the Lender, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

(c) Proceedings of the Borrower. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the board of directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(d) Incumbency Certificate. The Lender shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, executed by the Secretary or any Assistant Secretary of the Borrower, satisfactory in form and substance to the Lender.

(e) Organizational Documents. The Lender shall have received true, correct and complete copies of the charter or certificate, as the case may be, and bylaws of the Borrower, certified as of the Closing Date as true, correct and complete copies thereof by the Secretary or an Assistant Secretary of the Borrower.

(f) Legal Opinions. The Lender shall have received the executed legal opinion of counsel to the Borrower (which shall not be an “Accord” opinion). Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

(g) Financial Information. The Lender shall have received the most recent publicly available financial information (which includes a list of portfolio securities) for the Borrower.

4.2 Conditions to Each Loan. The agreement of the Lender to make any Loan requested by the Borrower to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Maximum Borrowing Limitation. Immediately prior to and immediately after giving effect to the proposed Loans to be made, the Borrower’s Asset Coverage Ratio shall not be less than 325% and the Borrower shall provide the Lender with a pro forma calculation of the Asset Coverage Ratio taking into effect the proposed Loans (using Net Asset values as calculated within 10 Business Days of the Borrowing Date); and in each case the Borrower shall not have violated any Requirements of Law or exceeded the borrowing limits set forth in its Prospectus or registration statement.

(d) Regulation U; Forms U-1. The Lender shall be satisfied that the Loans and the use of proceeds thereof comply in all respects with Regulation U. To the extent required by Regulation U, the Lender shall have received a copy of either (i) Form FR U-1, duly executed and delivered by the Borrower and completed for delivery to the Lender, in form acceptable to the Lender, or (ii) a current list of the assets of the Borrower (including all Margin Stock from the Borrower), in form acceptable to the Lender and in compliance with Section 221.3(c)(2) of Regulation U.

(e) Net Asset Value. The Net Assets of the Borrower most recently calculated prior to the Borrowing Date (but in any event within 10 Business Days of the Borrowing Date) shall be greater than or equal to the Minimum Net Assets, and the Borrower shall provide the Lender with a statement of said Net Assets and Minimum Net Assets (calculated within 10 Business Days of the Borrowing Date).

(f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied with respect to the Borrower.

SECTION 5 AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to the Lender hereunder or under any other Loan Document:

5.1 Financial and Business Information. The Borrower shall deliver or cause to be delivered to the Lender:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days after the mailing of the Borrower’s quarterly report to its stockholders) after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of: (i) an unaudited balance sheet of the Borrower, as at the end of such quarter, and (ii) unaudited statements of operations and changes in net assets of the Borrower, for the portion of the fiscal year ending with such quarter; all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided, that the Borrower shall be deemed to have made such delivery of such quarterly financial statements if it shall have timely made such quarterly financial statements available on its home page on the worldwide web (at the date of this Agreement located at http://www.kaynefunds.com) and shall have given to the Lender prior notice of such availability on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”); provided, further, that the Borrower agrees also to deliver hard copies of such financial statements within the time period required above to the Lender if the Lender has requested such delivery in writing, unless such written request was made within the last 10 days of the end of such time period, in which case, the Borrower will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Borrower’s Annual Report on Form N-CSR (the “Form N-CSR”) with the SEC regardless of whether the Borrower is subject to the filing requirements thereof) after the end of each fiscal year of the Borrower, duplicate copies of: (i) a balance sheet and schedule of investments of the Borrower, as at the end of such year, and (ii) statements of operations and changes in net assets of the Borrower, for such year; all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided, that the delivery within the time period specified above of the Borrower’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(b), and provided, further, that the Borrower shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof; provided, further, that the Borrower agrees also to deliver hard copies of such financial statements within the time period required above to the Lender if the Lender has requested such delivery in writing, unless such written request was made within the last 10 days of the end of such time period, in which case, the Borrower will deliver such financial statements no later than 10 days after the conclusion of the time period required above.

(c) SEC and Other Reports — promptly upon their becoming available: (i) one copy of each quarterly or annual financial statement, each regular or periodic report sent to the Borrower’s stockholders, each notice sent to the Borrower’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Borrower with the SEC, provided, that the Borrower shall be deemed to have made such delivery of such information if it shall have made timely Electronic Delivery of such information; provided, further, that the Borrower agrees also to deliver hard copies of such information within the time period required above to the Lender if the Lender has requested such delivery in writing, unless such written request was made within the last 10 days of the end of such time period, in which case, the Borrower will deliver such information no later than 10 days after the conclusion of the time period required above, and (ii) if requested by the Lender, each financial statement, report or notice sent by the Borrower to any NRSRO.

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto: (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect.

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower (including, without limitation, actual copies of the quarterly and annual reports of the Borrower) or relating to the ability of the Borrower to perform its obligations under the Loan Documents as from time to time may be reasonably requested by the Lender.

(g) Notice of Material Litigation — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount reasonably determined to be at risk is more than 5% of the Borrower’s net assets and not covered by insurance or in which injunctive or similar relief is sought, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(h) Notice of Material Adverse Effect — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any development or event which could reasonably be expected to have a Material Adverse Effect on the Borrower, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(i) Notice of Certain Changes — notice of any change in the Borrower’s Prospectus or registration statement involving Investment Policies (together with copies thereof) or any change in the Borrower’s custodian.

(j) Quarterly Compliance Calculations — as soon as available, but in any event not later than ten days after the end of each quarter, a certificate of a Senior Financial Officer showing in reasonable detail the calculations supporting the Borrower’s compliance with Section 6.6 and Section 6.8.

(k) Weekly Asset Coverage Calculations — as soon as available, but in any event not later than one day after such calculation is made, a certificate of a Senior Financial Officer showing in reasonable detail calculation of the Borrower’s Asset Coverage Ratio. The Borrower shall calculate its Asset Coverage Ratio on a weekly basis.

5.2 Officer’s Certificate. Each set of financial statements delivered pursuant to Section 5.1(a) or 5.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to the Lender promptly upon the making of such Electronic Delivery):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Sections 5.10, 6.4 and 6.6 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

5.3 Visitation. The Borrower shall permit the representatives of the Lender: (a) if no Default or Event of Default then exists, at the expense of the Lender and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower with the Borrower’s officers, and, with the consent of the Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower, not more than twice each calendar year; and (b) if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be reasonably requested.

5.4 Compliance with Law. Without limiting Section 6.3, the Borrower will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws and the other laws and regulations that are referred to in Section 3.23, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.5 Insurance. The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

5.6 Maintenance of Properties. The Borrower will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7 Payment of Taxes. The Borrower will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Borrower need not pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and the Borrower has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.8 Corporate Existence, Etc.. Subject to Section 6.2, the Borrower will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 6.2, the Borrower will at all times preserve and keep in full force and effect all rights and franchises of the Borrower unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

5.9 Books and Records. The Borrower will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower, as the case may be.

5.10 Asset Coverage. The Borrower shall not (a) permit the Asset Coverage Ratio to be less than the Minimum Permitted Ratio, (b) permit Indebtedness of the Borrower to exceed the limits set forth in the Borrower’s Prospectus or registration statement or (c) permit Indebtedness to exceed the requirements of the 1940 Act.

5.11 Current Rating on the Borrower. With respect to any Senior Securities Representing Indebtedness which have a rating given by a NRSRO, at least one rating of any class of such Senior Securities Representing Indebtedness shall be Investment Grade.

5.12 Ranking of Obligations. The Borrower’s payment obligations under the Loan Documents shall at all times rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness and senior to any mandatorily redeemable Preferred Stock issued by the Borrower.

5.13 Maintenance of Status. (a) The Borrower will remain a non-diversified, closed-end company registered with the SEC under the 1940 Act. (b) The Borrower will continue to engage in its investment business in accordance with its Investment Policies, Prospectus and registration statement, as such may be supplemented or amended from time to time as permitted by Section 6.7. (c) The Borrower will maintain at all times a custodian which is a bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10,000,000,000 and a long-term debt or deposit rating of at least A from Standard & Poor’s Financial Services LLC or A2 from Moody’s Investor Service.

5.14 Use of Proceeds. The Borrower will apply the proceeds of the sale of the Loans as permitted under the 1940 Act including for the refinancing of existing Indebtedness, making new portfolio investments and for general corporate purposes.

SECTION 6 NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to the Lender hereunder or under any other Loan Document:

6.1 Transactions with Affiliates. The Borrower will comply with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Borrower’s business and upon terms fair and reasonable to the Borrower.

6.2 Merger, Consolidation, Etc.. The Borrower will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless: (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a solvent corporation or limited liability Borrower organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Borrower is not such corporation or limited liability Borrower, such corporation or limited liability Borrower shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of the Loan Documents; and (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor corporation or limited liability Borrower that shall theretofore have become such in the manner prescribed in this Section 6.2 from its liability under any Loan Document.

6.3 Terrorism Sanctions Regulations. The Borrower will not and will not permit any Subsidiary to become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or engage, or permit any of its Subsidiaries to engage, in any dealings with any such Person.

6.4 Limitation on Distributions. The Borrower shall not make or set apart for payment any distribution or dividend (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for, or purchase, common shares or other shares of capital stock of the Borrower) to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower if after giving effect to such distribution or dividend a Default or an Event of Default would then exist; provided however, that dividends may be paid to preferred shareholders of the Borrower if (x) the Loans and any other Senior Securities Representing

Indebtedness have an asset coverage (as determined in accordance with Section 18(h) of the 1940 Act as in effect as of the Closing Date) of at least 200% at the time the dividend is set apart for payment after deducting the amount of such dividend and (y) the amount of dividends set apart for payment during the cure period does not exceed $250,000 (asset coverage ratios for this Section 6.6 may be calculated on the basis of values calculated as of a time within 48 hours immediately preceding the time of such determination). Notwithstanding the foregoing sentence, during the occurrence and continuation of an Event of Default specified in paragraphs (a) or (e) of Section 7, including without limitation arising due to any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b), the Borrower shall not make any distribution or dividend to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Borrower from making distributions that are required by any Requirement of Law.

6.5 No Subsidiaries. The Borrower will not at any time have any Subsidiaries other than CNR GP HoldCo LLC (“CNR”), which was the general partner of Clearwater Natural Resources, LP and such other entities from time to time that are consistent with the Borrower’s Investment Policies (CNR and such other entities are Controlled Portfolio Entities and shall not be consolidated with the Borrower for the purposes of any covenants, agreements or other determinations hereunder).

6.6 Secured Debt. The Borrower will not at any time permit the aggregate unpaid principal amount of all Indebtedness of the Borrower secured by Liens on any assets of the Borrower (“Secured Indebtedness”) to be outstanding for more than 60 days at a time without re-payment thereof and, in addition, will not permit Secured Indebtedness to exceed 5% of the Total Assets (without giving effect to the proviso included in the definition of “Total Assets”) at the time of incurrence of any such Indebtedness, provided for purposes of this section, short sales, futures transactions and swap transactions effected in accordance with the 1940 Act and applicable interpretive guidance issued by the SEC will not be prohibited or restricted by this covenant.

6.7 Limitation on Changes to Investment Policies. Except as may be required by law, make any amendment to the Prospectus or registration statement of the Borrower relating to changes in the Borrower’s fundamental Investment Policies without the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

6.8 Investment Concentration. The Borrower shall not make, or permit any of its Subsidiaries to make, any investment in any Person (including, without limitation, a single master limited partnership) if the aggregate amount of all investments in such Person exceeds, at the time of such investment, fifteen percent (15%) of the Borrower’s Total Assets.

6.9 Limitation on Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for (i) Liens securing Secured Indebtedness, which Liens are upon specific identified assets of the Borrower which are placed in a segregated account and are generally representative of the assets of the Borrower taken as a whole in credit quality, (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary in conformity with GAAP, (iii) Liens arising in connection with claims for customary fees and expenses, and for advances made by or payments due to the custodian, under the Borrower’s Custody Agreement, (iv) Liens created, incurred, assumed or suffered to exist in compliance with the Prospectus and registration statement of the Borrower in the ordinary course of the Borrower’s business, (v) liens upon collateral valued at up to $50,000,000 at any time granted in connection with Swap Obligations, and (vi) Liens created under any of the Loan Documents.

SECTION 7 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, including, without limitation, any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 days or, (i) solely in the case of such default arising under Sections 5.1(d), 5.1(f) through (i), 5.4, 6.2 or 6.8, five (5) Business Days or (ii) solely in the case of such default arising under Sections 5.1(j) or 5.1(k), five (5) Business Days after the earlier of (x) the date on which such failure shall first become known to any Senior Financial Officer or (y) the date on which written notice thereof is given to the Borrower by the Lender; provided for such defaults arising under Sections 6.3, there shall be no period of remedy; or

(d) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans), Swap Obligation or in the payment of any Guarantee Obligation, beyond the grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness, Swap Obligation or Guarantee Obligation was created; or (ii) after the satisfaction or expiration of any notice requirement and grace period pertaining thereto, default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Obligation or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or Swap Obligation (or a Trust or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or Swap Obligation to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided that no Event of Default shall occur under this Section 7(d) if the aggregate liability in respect of such Indebtedness, Swap Obligation or Guaranty Obligation is less than $5,000,000; or

(e) (i) The Borrower shall commence any case, proceeding or other action with respect to itself (A) under any then applicable law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains unvacated, undischarged, unstayed or unbonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Either the Borrower or any Commonly Controlled Entity of the Borrower incurs any liability to any Plan which would reasonably be expected to have a Material Adverse Effect on the Borrower; or

(g) One or more final judgments or decrees shall be entered against the Borrower of any of its Subsidiaries involving in the aggregate a liability (not fully covered by insurance or otherwise paid or discharged) equal to or exceeding $5,000,000, which judgment(s) remain unsatisfied for at least 60 days; or

(h) Either the Investment Manager or an Affiliate thereof shall no longer act as investment manager for the Borrower, or in the aggregate Richard A. Kayne and Robert V. Sinnott, each an individual resident in Los Angeles County, California, shall own less than 50.1 per cent of the equity interests of the Investment Manager or such Affiliate;

(i) The Borrower shall cease to be registered under the 1940 Act (or proceedings for such purpose shall have been instituted); or

(j) The Borrower shall fail to materially comply with its fundamental Investment Policies (including, without limitation, that the Borrower invest at least 85% of its Total Assets in energy-related master limited partnerships and their affiliates and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing or natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal) in a manner which the Lender, in its sole discretion, determine could reasonably be expected to have a Material Adverse Effect; or

(k) The Borrower shall fail to materially comply with the 1940 Act; or

(l) The Borrower’s Asset Coverage Ratio shall at any time be less than 200%;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) of this Section with respect to the Borrower, automatically the Commitments available to the Borrower shall immediately terminate and the Loans hereunder made to the Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to the Borrower, any or all of the following actions may be taken: (i) the Lender may, by notice to the Borrower declare the Commitments available to the Borrower to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8 MISCELLANEOUS

8.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. Any such waiver and any such amendment, supplement or modification shall be effective in the specific instance and for the specific purpose for which given.

8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when transmitted, with written confirmation of transmission obtained, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:	To the Lender:

c/o KA Fund Advisors, LLC 811 Main Street, 14th Floor Houston, TX 77002 Attention: Terry A. Hart Facsimile: 713-655-7359

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Shane Klein

Facsimile No.: 212-224-4384

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Ken Chin, Esq.

Facsimile No.: 212-715-8278

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.2, 2.4, 2.6, 2.9(b), or 2.13(a) shall not be effective until received.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

8.5 Payment of Expenses and Taxes; Indemnification. The Borrower agrees (i) to reimburse the Lender for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (ii) to reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement with respect to the Borrower, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (iii) to indemnify and hold the Lender harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to the Borrower, and (iv) to indemnify and hold the Lender (and their respective affiliates, directors, officers, agents and employees (collectively with the Lender, the “Indemnified Parties”)) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, reasonable costs, reasonable out-of-pocket expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable attorney’s fees and settlement costs) arising directly or indirectly from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, from the Borrower’s use of proceeds or the commitment, from failure of the Borrower to comply with rules, regulations and laws regarding the business of mutual funds, from false or incorrect representations or warranties or other information provided in connection with this Agreement, or from failure of the Borrower to comply with covenants in a timely manner (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party, (B) disputes arising between or among the Lender, or (C) with respect to any such Indemnified Party, the failure of such Indemnified Party (and its Affiliates) to comply with any Requirement of Law. The agreements in this Section 8.5(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.6 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and, so long as an Event of Default does not exist, the Lender may not assign any of its rights or obligations under this Agreement without the prior written consent of the Borrower, and such consent shall not be unreasonably withheld or delayed. In the event of an assignment by the Lender hereunder, the Borrower shall promptly consent to an amendment of any of the Loan Documents solely necessary to permit such assignment, such as the addition of provisions providing for more than one lender, sharing of payments among the lenders, and customary voting provisions; provided, however, no such amendments shall cause the terms hereof or any other Loan Documents to be more burdensome to the Borrower or have an adverse economic impact on the Borrower. Notwithstanding anything to the contrary set forth herein, all fees, costs and expenses of the Lender relating to any such amendment shall be the responsibility of the Lender and, if the Lender shall require a legal opinion of counsel to the Borrower in connection with such amendment, any costs attributable to such opinion shall be the responsibility of the Lender.

(b) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section do not prohibit (i) assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law or (ii) the sale or grant of participations by the Lender.

8.7 Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Investment Manager and the Lender.

8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the sole exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any party hereto to effect service of process in any other manner permitted by law or shall limit the right of any party hereto to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lender does not have any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or among the Borrower and the Lender.

8.14 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15 Waiver of Conflicts; Confidentiality.

(a) The Borrower, acknowledge that the Lender and its affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Bank Parties will not use Confidential Information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or their other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such Confidential Information to other companies. The Borrower also acknowledge that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

(b) For purposes of this Section, “Confidential Information” shall mean all information received from the Borrower or Investment Manager relating to any of them or their business, other than any such information, that is available to the Lender, the Syndication Agent or the Lender on a nonconfidential basis other than as a result of a breach of this Agreement. The Lender agrees to maintain the confidentiality of, and not to use the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including, without limitation, accountants, legal counsel and other advisors for purposes relating to the transactions contemplated by this Agreement or for conducting legitimate audits (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will have agreed to keep such Confidential Information confidential), (ii) to the extent requested by any legal or regulatory authority having or claiming jurisdiction over such Person, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement for purposes relating to the transactions contemplated hereby, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any permitted assignee of or permitted participant in, or any prospective permitted assignee of or permitted participant in, any of its rights under this Agreement or (g) with the written consent of the Borrower. Any person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

8.16 Non-Recourse . The Lender hereby agrees for the benefit of the Investment Manager and each and every shareholder, trustee, director and officer of the Investment Manager, the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such shareholder, Trustee, director and officer (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under this Agreement or any Loan Document or any other instrument or document delivered pursuant hereto or thereto (except, in the case of any shareholder, to the extent of its investment in the Borrower); (b) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Loans or for any fees, expense, or other amounts payable by the Borrower hereunder or thereunder, or otherwise; and (c) the obligations of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto are enforceable solely against the Borrower and its properties and assets.

8.17 PATRIOT Act . The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower will provide such information promptly upon the request of the Lender.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

BORROWER:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By	/s/ TERRY HART
Name: Terry Hart
Title: Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ ALAN KROUK
Name: ALAN KROUK
Title: MANAGING DIRECTOR

Administrative Contact Office:

277 Park Avenue
New York, New York 10172
Attn: Yvette Browne
Phone: 212-224-4306
Fax: 212-224-5197
Email: Yvette_browne@smbcgroup.com